Exhibit 97

SERVICENOW, INC.
INCENTIVE-BASED COMPENSATION RECOVERY POLICY

Effective as of October 23, 2023

1.Recoupment of Incentive-Based Compensation

It is the policy of ServiceNow, Inc. (the “Company”) that, in the event the Company is required to prepare an Accounting Restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under federal securities laws, the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive during the Clawback Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements.

2.Policy Administration

This Policy is administered by the Leadership Development and Compensation Committee of the Company’s Board of Directors (the “Committee”) and is intended to comply with, and as applicable to be administered and interpreted consistent with, Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1’”).

3.Definitions

“Accounting Restatement” shall mean an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement), or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period (a “little r” restatement).

“Clawback Period” shall mean, with respect to any Accounting Restatement, the three (3) completed fiscal years of the Company immediately preceding the Restatement Date and any “transition period” as prescribed under Rule 10D-1.

“Clawback Eligible Incentive-Based Compensation” shall mean, in connection with an Accounting Restatement all Incentive-Based Compensation Received by a person (i) on or after October 2, 2023, (ii) after beginning service as a Covered Executive, (iii) who served as a Covered Executive at any time during the applicable performance period for any Incentive-Based Compensation (whether or not such Covered Executive is serving at the time the Erroneously Awarded Incentive-Based Compensation is required to be repaid to the Company), (iv) during the applicable Clawback Period, and (v) while the Company has a class of securities listed on a national securities exchange or a national securities association.

“Erroneously Awarded Incentive-Based Compensation” shall mean, with respect to each Covered Executive in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive-Based Compensation that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts, computed without regard to any taxes paid.

“Incentive-Based Compensation” means any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a Financial Reporting Measure.

A “Financial Reporting Measure” is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s stock price or total shareholder return. For the avoidance of doubt, any such measure does not need to be presented within the Company’s financial statements or included in a fling with the U.S. Securities and Exchange Commission (“SEC”) to constitute a Financial Reporting Measure.

Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant Financial Reporting Measure is attained, regardless of when the compensation is actually paid or awarded.

“Covered Executive” means any officer of the Company as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended.

“Restatement Date” shall mean the earlier to occur of (i) the date the Board, or a committee of the Board or the officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement.

4.Repayment of Erroneously Awarded Incentive-Based Compensation

(a)     In the event of an Accounting Restatement, the Committee shall on a reasonably prompt basis determine the amount of Erroneously Awarded Incentive-Based Compensation for each Covered Executive in connection with such Accounting Restatement and shall promptly thereafter provide each Covered Executive with a written notice containing the amount of Erroneously Awarded Incentive-Based Compensation and a demand for repayment or return, as applicable.

i.     For Incentive-Based Compensation based on stock price or total shareholder return where the amount of the Erroneously Awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in the applicable Accounting Restatement, the Committee will determine the amount based on a reasonable estimate of the effect of the Accounting Restatement on the relevant stock price or total shareholder return upon which the Incentive-Based Compensation was Received (in which case, the Company shall maintain documentation of such determination of that reasonable estimate and provide such documentation to the New York Stock Exchange (“NYSE”)).

(b)     The Company may effect any recovery pursuant to this Policy by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate.

(c)     To the extent that a Covered Executive fails to repay the Erroneously Awarded Incentive-Based Compensation, in its entirety, to the Company when due, the Company shall take all actions reasonable and appropriate to recover such Erroneously Awarded Incentive-Based Compensation from the applicable Covered Executive. The applicable Covered Executive shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such Erroneously Awarded Incentive-Based Compensation in accordance with the immediately preceding sentence.

(d)     Notwithstanding anything herein to the contrary, the Company need not recover the Erroneously Awarded Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is impracticable and not required under Rule 10D-1, subject to and in accordance with any applicable exceptions permitted by Rule 10D-1, including if the Committee determines that the direct expense paid to a third party (including reasonable legal expenses and consulting fees) to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts, documenting such attempt(s) and providing that documentation to the NYSE. The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.

5.Disclosure Requirements

The Company shall file all disclosures with respect to this Policy and recovery determinations made hereunder in accordance with the requirements of U.S. federal securities laws and the NYSE Listed Company Manual.

6.Other Recoupment Rights

Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other recoupment requirements applicable to the Company or remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company. Any amounts recouped or recovered under any other policy that would be recoverable under this policy, however, shall count towards any required recoupment or recovery under this Policy, and vice versa.

7.Indemnification Prohibition

No member of the Company shall be permitted to indemnify any Covered Executive (directly or through the payment of insurance premiums or gross-up payments) against (i) the loss of any Incentive-Based Compensation that is repaid, returned or recovered pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy. Further, the Company shall not enter into any agreement that exempts any Incentive-Based Compensation from the application of this Policy or that waives the Company’s right to recovery of any Erroneously Awarded Incentive-Based Compensation and this Policy shall supersede any such agreement (whether entered into before, on or after the effective date of this Policy).

8.Interpretation

Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals.

9.Amendment; Termination

The Committee may make any amendments to this Policy as required under applicable law, rules and regulations, or as otherwise determined by the Committee in its sole discretion. The Committee may terminate this Policy at any time. Notwithstanding anything in this Section 9 to the contrary, no amendment or termination of this Policy shall be effective if such amendment or termination would cause the Company to violate any U.S. federal securities law or NYSE rule.

10.Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.